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                                                                     EXHIBIT 5.1

                      [VINSON & ELKINS L.L.P. LETTERHEAD]



February 11, 2003

Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 600
Tulsa, Oklahoma  74119

Ladies and Gentlemen:

         We have acted as counsel to Alliance Resource Partners, L.P., a Delaware limited partnership (the "Partnership"), and Alliance Resource Management GP, LLC, a Delaware limited liability company and the managing general partner of the Partnership (the "Managing GP"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the offering and sale of up to an aggregate of 2,250,000 common units representing limited partner interests in the Partnership (the "Common Units"). The Partnership filed a registration statement on Form S-3 (No.: 333-85282) on April 1, 2002 with the Securities and Exchange Commission (the "Commission") under the Securities Act that was declared effective by the Commission on April 12, 2002 (the "Registration Statement"). A prospectus supplement dated February 10, 2003 (the "Prospectus"), which together with the prospectus filed with the Registration Statement shall constitute part of the Prospectus, has been filed pursuant to Rule 424(b) promulgated under the Securities Act. Capitalized terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement dated February 10, 2003 relating to the offer and sale of the Common Units.

         In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership dated August 20, 1999, as amended, and (iii) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

         In connection with this opinion, we have assumed that all common units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement.

         Based upon and subject to the foregoing, we are of the opinion that when the Common Units have been issued and delivered in accordance with the terms of the Underwriting Agreement, the Common Units will be validly issued, fully paid and non-assessable.



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February 11, 2003
Page 2


         We hereby consent to the references to this firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement or a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                      Very truly yours,



                                                      /s/ VINSON & ELKINS L.L.P.
                                                      --------------------------
                                                      Vinson & Elkins L.L.P.